Exhibit 99(a)(5)(B)
                             TRANS-LUX CORPORATION
                              110 Richards Avenue
                             Norwalk, CT 06856-5090
                                 (203) 853-4321



                                                                February 6, 2006

Dear Noteholder:

     Enclosed for your consideration is an Offering Circular dated February 6, 2006 (the "Offering Circular") and the related Letter of Transmittal (the "Letter of Transmittal") relating to Trans-Lux Corporation offer to exchange (the "Exchange Offer") $1,000 principal amount of its 8 1/4% Limited Convertible Senior Subordinated Notes due 2012 (the "8 1/4% Notes") for each $1,000 principal amount of its currently outstanding 7 1/2% Convertible Subordinated Notes due 2006 (the "7 1/2% Notes"). The offer is for up to all $12,309,000 outstanding principal amount of the 7 1/2% Notes, to the extent such 7 1/2% Notes are properly tendered and not withdrawn prior to the expiration of the Exchange Offer.

     In general terms, the 8 1/4% Notes pay a higher interest rate than the 7 1/2% Notes, have a longer maturity, later call date, and be convertible into Common Stock at a lower conversion price until March 1, 2007, (which is after the maturity date of the 7 1/2% Notes, but prior to the maturity date of the 8 1/4% Notes). The 8 1/4% Notes will also be senior to the 7 1/2% Notes and our 9 1/2% Subordinated Notes due 2012, but do not have any restriction on issuance of additional indebtedness, issuance of preferred stock or restricted payments.

     The Exchange Offer is voluntary on your part. We believe no taxable gain or loss will be recognized by any Noteholder who accepts the Exchange Offer.

     Full details of the terms and conditions of the Exchange Offer, which expires March 6, 2006, are contained in the Offering Circular which we encourage you to read.

     It should be noted that two directors of Trans-Lux Corporation who hold an aggregate of $40,000 of the 7 1/2% Notes have indicated they will tender their 7 1/2% Notes in the Exchange Offer.

     The following is a comparison of certain features of the 7 1/2% Notes and 8 1/4% Notes, which are more fully described in the Offering Circular:

<CAPTIONS>
                                 8 1/4% Notes                           7 1/2% Notes

Interest                   8.25%                                  7.50%
                           $82.50 per $1,000 Note)                ($75.00 per $1,000 Note)

Maturity                   March 1, 2012                          December 1, 2006

Subordination              Senior to 7 1/2% Notes, but            Subordinated to all Senior
                           subordinated to all Senior             Indebtedness.
                           Indebtedness.

Conversion Provisions      111 shares of Common Stock at a        71 shares of Common Stock at a
                           conversion price of $9.00 per          conversion price of $14.013 per
                           share for each $1,000 8 1/4% Note      share for each $1,000 7 1/2% Note
                           through March 1, 2007 and not          (the conversion price is well
                           convertible thereafter.                above the trading level of $4.75 -
                                                                  $8.20 of the Common Stock since
                                                                  January 1, 2002).

Optional Redemption        Not callable before 2006 at which      Callable at 100%.
                           time the call price is 102%,
                           dropping each year by 1% until it
                           reaches 100% on and after March
                           1, 2008.

Restriction Provisions     None                                   Restriction on incurrence of
                                                                  additional indebtedness, issuance
                                                                  of preferred stock and restricted
                                                                  payments.

Taxability                 Exchange is expected to be tax         Exchange is expected to be tax
                           free (consult your tax advisor).       free (consult your tax advisor).

     Important: If you require further information concerning the Exchange Offer, please contact Trans-Lux Corporation directly by writing to Ms. Angela
D. Toppi, Secretary, Trans-Lux Corporation, 110 Richards Avenue, Norwalk, Connecticut 06856-5090 or email to atoppi@trans-lux.com or by calling (203) 853-4321.

                                       Very truly yours,



                                       TRANS-LUX CORPORATION